        Nicor Inc.
Form 10-Q
Exhibit 10.12

AMENDMENT NO. 1 TO THE INTERIM COOPERATIVE AGREEMENT

Commonwealth Edison Company (“Edison”), an Illinois corporation, and Northern Illinois Gas Company (“NI-Gas”), an Illinois corporation, (collectively, “Utilities”) hereby modify their Interim Cooperative Agreement of October 28, 1993 (“Agreement”) by entering into this Amendment No. 1 (“Amendment”) to the Agreement.

WHEREAS, without admitting any liability, the Utilities entered into the Agreement to provide an interim cooperative arrangement for the Utilities to address certain issues at certain former manufactured gas plant (“MGP”) sites in Illinois;

WHEREAS, the Utilities have decided that four sites should be added to the list of MGP sites on Attachment A to the Agreement (“Site List”);

WHEREAS, the Utilities have decided that other amendments should be made to the Agreement;

NOW THEREFORE, based on the covenants and mutual promises contained herein, Edison and NI-Gas agree that, pursuant to Section 16 of the Agreement, the Agreement is modified as follows.

1. The Site List in Attachment A of the Agreement is amended to include the following MGP sites (collectively, “Four Sites”):

25.	MGP Site on Coal Gas Road
DuQuoin, Illinois (“DuQuoin MGP Site”)

26.	MGP site on Bluff Street
Joliet, Illinois (“Bluff Street MGP Site”)

27.	MGP site on Center Street
Geneseo, Illinois (“Geneseo I MGP Site”)

28.	MGP site at Clinton and Jackson
Ottawa, Illinois (“Ottawa II MGP Site”)

The Four Sites are subject to all of the terms of the Agreement, except as otherwise provided in this Amendment. If there is any conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall govern.

2. By way of clarification, the Note on the bottom of each page of Attachment A to the Agreement is deleted and is replaced by the following:

NOTE: Edison and NI-Gas are not admitting liability at any of these sites or, except as otherwise provided in the Agreement, waiving any rights or defenses.

3. The first sentence of Section 2.1 is amended by deleting the period at the end of the sentence and replacing it with:

and any other costs associated with investigation and/or remediation of a particular MGP site that the Utilities agree to incur as Shared Costs for that site.

4. Section 2.2 (b) is amended by deleting the semi-colon and replacing it with:

, except as other expressly agreed to by the Utilities with regard to a particular MGP site.

5. The title of Section 3 of the Agreement is deleted and replaced with the following:

3.	Previously Agreed Upon Costs Subject to Interim or Final Cost Allocation.

6. Section 3.1 of the Agreement is amended by: (i) deleting the period at the end of Section 3.1(c) and replacing it with a semi-colon and the word “and”; and (ii) adding the following after Section 3.1(c):

d)
the portion of the costs for the DuQuoin MGP Site (“DuQuoin Response Costs”) allocated to Edison during the arbitration of the allocation of the DuQuoin Response Costs between Edison and Central Illinois Public Service Company (“CIPS”), pursuant to the Arbitration Agreement between Edison and CIPS (effective January 5, 1995) (“ComEd/CIPS Agreement”), and that are incurred after the Effective Date of Amendment No. 1 to the Interim Cooperative Agreement, which DuQuoin Response Costs shall include: (i) the DuQuoin Response Costs that will be incurred to pay environmental consultants and contractors to implement remedial and/or removal action at the DuQuoin MGP Site that is acceptable to IEPA, Edison and CIPS (“DuQuoin Remedial Action”); (ii) the oversight costs that will be paid to IEPA in connection with the DuQuoin Remedial Action; (iii) any costs that CIPS and Edison agree to incur, or for which Edison is legally liable, to have a third party investigate and/or otherwise perform remedial or removal action at the Southtowne Shopping Center or any property that has been impacted by manufactured gas plant operations at the DuQuoin MGP Site; (iv) any costs for which CIPS and Edison may be liable under the terms of an indemnification agreement that they may enter into with Mutual of New York regarding potential manufactured gas plant materials at the Southtowne Shopping Center; and (v) any costs and liabilities incurred by CIPS and Edison to purchase and own portions of the DuQuoin MGP Site to minimize the cost of remedial or removal action at the DuQuoin MGP Site (including, but not limited to, the amounts paid to the sellers of portions of the DuQuoin MGP Site, taxes, insurance, maintenance and other similar costs of owning those portions; provide, however, that the total amount paid by CIPS and Edison to the sellers of portions of the DuQuoin MGP Site shall not exceed $160,000).

7. Section 3.2 of the Agreement is amended by: (i) inserting the phrase “Notwithstanding the provisions of Section 1.1” at the beginning of the first sentence of Section 3.2; (ii) inserting the phrase “, but not interim,” between the words “final” and “allocation” in the first line of Section 3.2; (iii) deleting the period at the end of Section 3.2(b) and replacing it with a semi-colon and the work “and”; and (iv) adding the following after Section 3.2(b):

c) the portion of the DuQuoin Response Costs allocated to Edison pursuant to the ComEd/CIPS Agreement for costs incurred by Edison and CIPS before the Effective Date of Amendment No. 1 to the Interim Cooperative Agreement (which total approximately $800,000) for payments to environmental consultants and contractors, and payments of response and oversight costs to the Illinois Environmental Protection Agency (“IEPA”); and

d) the costs for investigation of the Bluff Street MGP Site by third parties, and the IEPA oversight costs for such investigation, that Edison incurred before the Effective Date of Amendment No. 1 to the Interim Cooperative Agreement (which costs total approximately $243,000).

8. Section 4.1 of the Agreement is amended by: (i) deleting the period at the end of Section 4.1(d) and replacing it with the word “and”; and (ii) adding the following after Section 4.1(d):

e) Notwithstanding any other provision of this Section 4.1, the time for Final Cost Allocation for the Shared Costs for the DuQuoin MGP Site shall be as follows. During the twelve (12) months following the second anniversary of the Effective Date of Amendment No. 1 to the Interim Cooperative Agreement, the Utilities shall attempt to negotiate the final allocation of the DuQuoin Response Costs. If the Utilities are unable to agree with such twelve (12) months, either Utility may seek binding arbitration as provided for in Section 5 of the Interim Cooperative Agreement after the conclusion of such twelve (12) months.

9. The period at the end of the first sentence in Section 6.8 is deleted and replaced with the following:

; provided, however, that such condition shall not apply to the Final Cost Allocation for the Shared Costs for the Four Sites. The allocation of Shared Costs for each of the Four Sites may range from 0% to 100% for either Utility.

10. Section 6.8(a) of the Agreement shall be amended by inserting at the beginning of the first line the phrase: “Except with respect to the Four Sites”.

11. The fourth line of Section 6.8(b) shall be amended by inserting “except with respect to the Four Sites” after the words “informed that.”

12. Section 7 of the Agreement shall be amended to include the following provision after Section 7.4:

7.5 Notwithstanding any other provision of the Interim Cooperative Agreement, prejudgment interest shall not be paid on Shared Costs for the DuQuoin MGP Site or the Bluff Street MGP Site that were incurred by ComEd prior to the Effective Date of Amendment No. 1 to the Interim Cooperative Agreement.

13. Section 9(c) of the Agreement is amended by inserting the phrase “or investigation (including a cause of action regarding the Utilities’ respective potential liability for Shared Costs for a site or sites on the Site List or the allocation of Shared Costs between the Utilities for a site or sites on the Site List)” between the words “remediation” and “arising”, and by adding the following sentence after the phrase “the Site List” at the end of Section 9(c):

If, in accordance with the terms of this Agreement governing litigation between the Utilities involving a site on the Site List, the Utilities litigate any issues concerning their respective potential liability for Shared Costs for a site or sites on the Site List, or the allocation of Shared Costs for a site or sites on the Site List, Edison and NI-Gas each agree to waive any defense that they may have based on a statute of limitations applicable to events before the Effective Date of this Agreement. This waiver shall apply only to sites on the Site List for which the Utilities have agreed to allocate Shared Costs within the meaning of Section 1.1 or Section 3 of the Agreement.

14. Section 23 of the Agreement is amended by inserting at the beginning of Section 23 the following phrase: “Except as provided in Section 9,”.

15. Section 26 of the Agreement is amended by inserting the following after the first sentence in Section 26:

If the Utilities incur Shared Costs that they agree that they need to incur prior to the approval or disapproval of Amendment No. 1 to the Interim Cooperative Agreement by the Illinois Commerce Commission (to the extent such approval is required by Section 7-102 of the Public Utilities Act), the Utilities shall act in accordance with Amendment No. 1 to the Interim Cooperative Agreement with regard to such Shared Costs, including, but not limited to, the condition that each Utility will pay, on an interim basis, 50% of the costs that it agrees to incur for a site.

16. The Agreement is amended by adding the following Section 27 after Section 26.
27. Coordinator Utility for DuQuoin MGP Site and Bluff Street MGP Site.

27.1 Edison will be the Coordinator/Utility for the DuQuoin MGP Site. To the extent reasonably possible and consistent with the implementation of the DuQuoin Remedial Action as soon as possible, Edison and NI-Gas will comply with the requirements of Section 8(a) though (f) and Attachment C of the Interim Cooperative Agreement in connection with DuQuoin Response Costs that are incurred after the Effective Date of Amendment No. 1 to the Interim Cooperative Agreement; provided, however, that NI-Gas agrees to the implementation of the DuQuoin Remedial Action, and agrees to waive any requirements of Section 8(a) through (f) and Attachment C of the Interim Cooperative Agreement with regard to the DuQuoin Remedial Action if compliance with such requirements would, in Edison’s judgment, cause an unreasonable delay in the implementation of the DuQuoin Remedial Action.

27.2 Edison will be the Coordinator/Utility for the Bluff Street MGP Site.

17. The effective date (“Effective Date”) of this Amendment shall be the date of the last party to execute this Amendment. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.	As hereinabove amended, the Agreement will remain in full force and effect.

IN WITNESS WHEREOF, each Utility designed below enters into this Amendment. Each person signing this Amendment represents and warrants that he or she has been duly authorized to enter into this Amendment by the company or entity on whose behalf it is indicated that the person is signing.

Dated:__________________      Party: Northern Illinois Gas Company

By: /s/ RICHARD J. LANNON
Vice President Administration

Dated: June 20, 1996            Party: Commonwealth Edison Company

By: /s/ MARY F. O’TOOLE
Environmental Services Manager